Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of August 6, 2015 by and between Sprouts Farmers Market, Inc., a Delaware corporation (the “Company”), and Amin N. Maredia (the “Executive”).

WHEREAS, the Executive is currently employed as the Chief Financial Officer of the Company pursuant to an Employment Agreement dated as of July 15, 2011, as amended by Amendment No. 1 dated April 18, 2013 and Amendment No. 2 dated April 29, 2015 (as amended, the “Original Employment Agreement”);

WHEREAS, the Board of Directors has determined to promote the Executive to the role of Chief Executive Officer, the Executive has determined to accept such promotion, and the parties desire to amend and restate in its entirety the Original Employment Agreement to reflect the Executive’s new role and the terms and conditions of employment with respect thereto.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment of Executive; Duties.

1.1 Title. During the Employment Period (as defined in Section 2 hereof), the Executive’s title shall be “Chief Executive Officer” of the Company.

1.2 Duties; PTO; Rules/Policies of the Company. The Executive shall have the executive and managerial powers and duties as may reasonably be assigned to the Executive from time to time by the Board of Directors of the Company (the “Board”); provided that such duties are commensurate with the reasonable and customary duties of a Chief Executive Officer of similarly situated companies in the Company’s industry. The Executive will perform the Executive’s duties under this Agreement in a professional and diligent manner. Except for sick leave, reasonable vacations and excused leaves of absence, the Executive shall, throughout the Employment Period, devote all of the Executive’s working time, attention, knowledge and skills to the Executive’s duties and responsibilities under this Agreement. Executive may participate in charitable, civic and industry trade group activities, provided such activities do not interfere with Executive’s duties and responsibilities under this Agreement. The Executive will be entitled to up to 25 days of personal time off with pay (including vacation and sick days) each year of the Employment Period. The Executive shall at all times be subject to, comply with, observe and carry out: (a) the Company’s written rules, regulations, policies and codes of ethics and/or conduct applicable to all its employees generally as reasonably in effect from time to time during the Employment Period; and (b) such written rules, regulations, policies, codes of ethics and/or conduct, directions and restrictions applicable to all senior executive officers of the Company, which the Board reasonably establishes from time to time during the Employment Period.

2. Term of Employment. This Agreement, and the Executive’s promotion to Chief Executive Officer, shall become effective on August 6, 2015, or such other date as may be mutually agreed by the parties (the “Effective Date”). The term of this Agreement shall be the time period from the Effective Date through the third anniversary thereof and thereafter to such date as this Agreement is extended (the “Term”) in accordance with the following sentence. On the third annual anniversary of the Effective Date, and each anniversary thereafter, the Term shall be extended for one additional year, unless during the 30 day period prior to any such anniversary, the Company or the Executive notifies the other in writing not to have the Term so extended. The portion of the Term during which the Executive is actually employed by the Company under this Agreement is referred to as the “Employment Period”.

3. Compensation and General Benefits.

3.1 Base Salary.

(a) During the Employment Period, the Company agrees to pay to the Executive an annual base salary in an amount equal to $600,000 (such base salary, as may be increased from time to time pursuant to Section 3.1(b), is referred to herein as the “Base Salary”). The Base Salary, less amounts required to be withheld under applicable law, shall be payable in equal installments in accordance with the Company’s normal payroll practices and procedures in effect from time to time for the payment of salaries to officers of the Company, but in no event less frequently than monthly.

(b) The Board or the Compensation Committee established by the Board (the “Compensation Committee”) shall review the Executive’s performance on an annual basis and, based on such review, may increase the Base Salary, as the Compensation Committee, acting in its sole discretion, shall determine to be reasonable and appropriate.

3.2 Bonuses. With respect to each fiscal year of the Company that ends during the Employment Period, the Executive shall be eligible to receive from the Company an annual performance bonus (the “Annual Bonus”) based upon the Company’s attainment of annual goals established by the Board or the Compensation Committee. The target Annual Bonus payment in any given fiscal year shall equal 100% of the applicable Base Salary paid for such fiscal year (the “Target Annual Bonus”). Any Annual Bonus earned shall be payable in a lump sum in the fiscal year following the year to which it relates as soon as reasonably practicable following the determination thereof, and in accordance with the Company’s normal payroll practices and procedures. Except as otherwise expressly provided below or in Section 4 hereof, any Annual Bonus (or portion thereof) payable under this Section 3.2 shall not be earned and payable unless the Executive is employed by the Company on the last day of the fiscal year to which such Annual Bonus relates.

3.3 Expenses. In addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this Section 3 or elsewhere herein, the Executive shall be entitled to receive reimbursement from the Company for all reasonable and necessary expenses incurred by the Executive during the Employment Period in performing the Executive’s duties hereunder on behalf of the Company, subject to, and consistent with, the Company’s policies for expense payment and reimbursement, in effect from time to time.

3.4 Benefits.

(a) During the Employment Period, in addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this Section 3 or elsewhere herein, the Executive and Executive’s dependents, to the extent they are eligible, shall be entitled to participate in all medical, dental, life, disability and vision insurance, 401(k), vacation, and other employee benefit plans, if any, made available by the Company to similarly situated employees, all in accordance with the Company’s policies concerning such plans. Executive acknowledges and agrees that the benefits of such plans may vary with duties, salary, and length of employment, and that any questions concerning eligibility, coverage or duration shall be governed by the terms of the plans or policies. Except as explicitly stated otherwise in this Agreement, the Company may modify, suspend or discontinue any benefit plans, policies, and practices at any time without notice to or recourse by Executive, so long as such action is taken generally with respect to other similarly situated executives employed by the Company. The Company will pay 100% of the cost of the medical, dental, life, disability and vision insurance.

(b) The Company shall timely reimburse the Executive for the premiums paid by the Executive for a life insurance policy of at least $5 million in death benefit and a disability insurance policy that the Executive has in effect from time to time during the Employment Period (collectively, the “Life/Disability Policies”). The terms and conditions of, and the benefits payable to the Executive or his estate/beneficiaries under, the Life/Disability Policies during the Employment Period shall not differ in any material adverse way from the Life/Disability Policies in place as of the Effective Date. The proceeds from the Life/Disability Policies are and shall be the property of the Executive or the Executive’s estate and/or beneficiaries, and not the property of the Company. Upon the end of the Employment Period, the Company shall transfer to the Executive all ownership rights in the Life/Disability Policies.

3.5 Executive Stock Option. On August 20, 2015, the Company shall grant the Executive an option to purchase 1,200,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value per share of the Company’s common stock on the date of grant. The option shall be granted pursuant to the Company’s 2013 Incentive Plan, and evidenced by the Company’s standard form of grant agreement. In addition, the Executive shall be eligible for an annual equity award during the Company’s next annual grant cycle in February 2016 at a level commensurate with the Executive’s position as Chief Executive Officer of the Company, provided that the aggregate grant date fair value of such award shall be no less than three times Executive’s Base Salary on the date of this Agreement.

4. Termination.

4.1 General. The employment of the Executive hereunder (and the Employment Period) shall terminate in accordance with the provisions of this Section 4. Except for the additional payments and/or benefits as explicitly stated herein or in the Incentive Plan or related option documents, upon any termination of employment, the Executive shall be entitled to only: (a) any Base Salary accrued through the date of termination but unpaid; (b) any vested and accrued benefits to be paid or provided pursuant to the terms of any Company benefit plan; and (c) any reimbursable expenses incurred during the Employment Period in accordance with Section 3.3 that are unpaid.

4.2 Death or Disability of the Executive.

(a) The employment of the Executive hereunder (and the Employment Period) shall terminate upon (i) the death of the Executive and (ii) at the option of the Company, upon not less than 15 days’ prior written notice to the Executive or the Executive’s personal representative or guardian, if the Executive suffers a “Total Disability” (as defined in Section 4.2(b) hereof). Upon termination for death or Total Disability, the Company shall pay to the Executive, guardian or personal representative, as the case may be, continued Base Salary at its then current level for the lesser of (x) six months or (y) until the expiration of the then-remaining Term (as it may then have been extended but without regard to possible future extensions), and a prorated share of the Annual Bonus pursuant to Section 3.2(a) hereof (based on the Employment Period of actual employment during the fiscal year in which termination occurs) to which the Executive would have been entitled, if any, had the Executive worked the full year during which the termination occurred (the “Prorated Bonus”). The continued Base Salary and Prorated Bonus pursuant to this Section 4.2(a) shall be paid in accordance with the Company’s normal payroll practices and procedures in the same manner and at the same time as though the Executive remained employed by the Company.

(b) For purposes of this Agreement, “Total Disability” shall mean: (i) if the Executive is subject to a legal decree of incompetency from a court of competent jurisdiction (the date of such decree being deemed the date on which such disability occurred); (ii) that because of a disease, injury or other physical or mental illness or impairment, the Executive is unable to perform, with reasonable accommodation, the material duties of the Executive required hereby for a period 90 consecutive days, or 120 days within any 12 month period; or (iii) the insurer of the disability insurance portion of the Life/Disability Policies giving written notice that the Executive has qualified to receive disability insurance payments for the balance of the Term under the Life/Disability Policies.

4.3 Termination by the Company Without Cause, Resignation by the Executive For Good Reason, or Election by the Company not to Extend the Term.

(a) The Company may terminate the Executive’s employment without “Cause” (as defined in Section 4.4(a) hereof), and thereby terminate the Executive’s employment (and the Employment Period) under this Agreement at any time upon written notice to the Executive. The Company may elect not to extend or further extend the Term pursuant to Section 2 hereof, in which case the Executive’s employment shall terminate upon expiration of the Term.

(b) The Executive may resign, and thereby terminate the Executive’s employment (and the Employment Period), at any time for “Good Reason” (as defined in Section 4.3(f) hereof), upon not less than 30 days’ prior written notice to the Company specifying in reasonable detail the reason therefor. The Company shall have a reasonable opportunity to cure any such Good Reason (to the extent possible) within 15 days after the Company’s receipt of such notice. If the Company is not seeking to cure, the Company shall not be obligated to allow the Executive to continue performing duties for the Company during the 15-day cure period and may, in its sole discretion, accelerate such termination of employment (and the Employment Period) to any date during the 15-day cure period.

(i) The Executive may not terminate employment under this Agreement for Good Reason regarding any of the Company’s acts or omissions of which Executive had actual notice for 90 days or more prior to giving notice of termination for “Good Reason”, other than as set forth in Section 4.3(f)(iv).

(ii) A determination of whether the Executive legitimately has Good Reason for termination of the Executive’s employment under this Agreement, and of whether the Company has effectively cured and thus eliminated the grounds for such Good Reason, shall be made by the Board, within its sole judgment and reasonable discretion. However, the Executive shall be entitled to challenge any such determination pursuant to the provisions of Section 6.2 hereof.

(c) In the event the Executive’s employment and the Employment Period is terminated pursuant to Section 4.3(a) or (b) hereof, then, subject to Section 4.3(e) hereof and the Executive’s continued compliance with the provisions of Section 5, Section 6.1 and Section 6.4, the following provisions shall apply:

(i) The Company shall continue to pay the Executive the Base Salary in effect at the end of the Employment Period as if the Executive had remained employed by the Company for twenty-four (24) months (such period referred to herein as the “Severance Period”). All such Base Salary payments will be made in the same manner and at the same time as though the Executive remained employed by the Company during the Severance Period.

(ii) The Company shall pay an amount, payable in equal installments over the Severance Period as and when payments are made pursuant to clause (i) above, to the Executive equal to the sum of the Annual Bonus payments earned by the Executive during the past two fiscal years.

(iii) The Company shall pay the Executive an amount equal to the Prorated Bonus.

(iv) During the Severance Period, the Company shall reimburse the Executive for his premiums for continued health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). In the event that the Company’s payment of COBRA premiums under this Agreement would violate the nondiscrimination rules of the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”) or result in the imposition of penalties under PPACA, the parties agree to reform this provision, to the extent practicable, to comply with PPACA while maintaining the intended economic benefit to the Executive.

(d) Notwithstanding the foregoing, in the event the Executive’s employment and the Employment Period is terminated pursuant to Section 4.3(a) or (b) hereof within twenty-four (24) months following a Change of Control (as defined in Section 4.3(g) hereof), then (x) the provisions of 4.3(c) shall not apply, and (y) subject to Section 4.3(e) hereof and the Executive’s continued compliance with the provisions of Section 5, Section 6.1 and Section 6.4, the following provisions shall apply:

(i) The Company shall continue to pay the Executive the Base Salary in effect at the end of the Employment Period as if the Executive had remained employed by the Company for thirty-six (36) months (such period referred to herein as the “Change in Control Severance Period”). All such Base Salary payments will be made in the same manner and at the same time as though the Executive remained employed by the Company during the Change in Control Severance Period.

(ii) The Company shall pay an amount, payable in equal installments over the Change in Control Severance Period as and when payments are made pursuant to clause (i) above, equal to three times the Executive’s Target Annual Bonus.

(iii) During the Change in Control Severance Period, the Company shall reimburse the Executive for his premiums for continued health benefits COBRA. In the event that the Company’s payment of COBRA premiums under this Agreement would violate the nondiscrimination rules of the PPACA or result in the imposition of penalties under PPACA, the parties agree to reform this provision, to the extent practicable, to comply with PPACA while maintaining the intended economic benefit to the Executive.

(e) As a condition precedent to the Executive’s right to receive the benefits set forth in Sections 4.3(c) or (d) hereof, the Executive agrees to execute, within 50 days following the Executive’s date of termination (which release shall be delivered to Executive within 10 days following the date of such termination), a customary release of the Company and its respective Affiliates, officers, directors, stockholders, employees, agents, insurers, representatives and successors from and against any and all claims that the Executive may have against any person relating to the Executive’s employment by the Company and the termination thereof and such release must become effective and enforceable in accordance with its terms. Such release shall be in form and substance reasonably satisfactory to the Company. The payments to the Executive under Sections 4.3(c) or (d) shall be made or shall commence to be made, as the case may be, on the effective date of the release of claims set forth in this Section 4.3(e), provided that, if termination of Executive’s employment occurs within 50 days of the end of the calendar year, payment shall be made or shall commence to be made, as the case may be, on the later of (i) the effective date of the release of claims, or (ii) January 2 of the year following the year in which termination of Executive’s employment occurs, and provided further that the first payment shall include any amounts that would otherwise have been made to the Executive between the date of termination and the date of first payment.

(f) For purposes of this Agreement, “Good Reason” means the occurrence of any of the following:

(i) the Company changes the Executive’s title from that of Chief Executive Officer; provided, however, that a change in the Executive’s duties or responsibilities in accordance with Section 1.2 without a change in the Executive’s title as Chief Executive Officer shall not constitute “Good Reason”;

(ii) a failure of the Company to comply with any of its material obligations under this Agreement or the Incentive Plan;

(iii) the Company requires the Executive to work (excluding normal travel responsibilities) at any office or location more than 50 miles from the location of the principal office of the Company in Phoenix, Arizona as of the Effective Date; or

(iv) following a Change of Control, the Executive ceases to be the chief executive officer of a company whose stock is traded on a nationally recognized securities exchange; provided, however, that resignation pursuant to this clause (iv) shall be treated as on account of Good Reason only if such resignation occurs during the 30 day period commencing on the date that is six months following the date of the Change of Control.

(g) For purposes of this Agreement, “Change of Control” means the occurrence of any of the following:

(i) any event occurs the result of which is that any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the “beneficial owner”, as defined in Rules l3d-3 and l3d-5 under the Exchange Act directly or indirectly, of more than 50% of the voting stock of the Company or any successor company thereto, including, without limitation, through a merger or consolidation or purchase of voting stock of the Company; provided that the transfer of 100% of the voting stock of the Company to a person that has an ownership structure identical to that of the Company prior to such transfer, such that the Company becomes a wholly owned subsidiary of such person, shall not be treated as a Change in Control;

(ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board then in office;

(iii) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of the Company and its consolidated subsidiaries taken as a whole to any Person or group of related Persons; or

(iv) the adoption of a plan relating to the liquidation or dissolution of the Company.

4.4 Termination by the Company For Cause, Termination by the Executive Other Than For Good Reason, or Election by the Executive Not to Extend the Term.

(a) The Company may, upon action of the Board, terminate the employment of the Executive (and the Employment Period) at any time for “Cause” in accordance with Section 4.4(a); provided, however, the Company may not terminate employment under this Agreement for “Cause” regarding any of the Executive’s acts or omissions of which the Company had actual notice for 90 days or more prior to giving notice of termination for “Cause”.

(i) For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events:

(A) a failure by the Executive to comply with any of the Executive’s material obligations under this Agreement;

(B) the Executive’s having been convicted of or pleading guilty to (1) a felony or (2) a misdemeanor that causes or is reasonably likely to cause material harm to the business, financial condition or operating results of the Company or any of its subsidiaries;

(C) theft, embezzlement or fraud committed by the Executive in connection with the performance of the Executive’s duties hereunder;

(D) except as permitted hereby, the Executive’s engaging in any activity that gives rise to a material conflict with the Company or any of its subsidiaries;

(E) the misappropriation by the Executive of any material business opportunity of the Company or any of its subsidiaries, excluding any activity permitted hereby;

(F) any material failure to comply with, observe or carry out the rules, regulations, policies, directions, codes of ethics and/or conduct and restrictions applicable to its employees generally or established or approved by the Board from time to time for senior executive officers of the Company, including (without limitation), in any case, those regarding conflicts of interest; and

(G) substance abuse or use of illegal drugs that (1) materially impairs the Executive’s performance of the Executive’s duties hereunder or (2) causes or is likely to cause material harm to the business, financial condition or operating results of the Company or any of its subsidiaries.

(ii) Before the Company may terminate the Executive for Cause, the Board shall deliver to the Executive a written notice of the Company’s intent to terminate the Executive for Cause, and the Executive shall have been given a reasonable opportunity to cure any such acts or omissions (if curable) that constitute “Cause” within 30 days after the Executive’s receipt of such notice, and the Executive will have failed to timely cure any such acts or omissions.

(b) The Executive may terminate employment with the Company and end the Employment Period for any reason other than for Good Reason at any time upon not less than 30 days’ prior written notice to the Company. The Executive may elect not to extend or further extend the Term pursuant to Section 2 hereof, in which case the Executive’s employment shall terminate upon expiration of the Term.

4.5 Resignation from Officer Positions. Upon the termination of the Executive’s employment for any reason (unless otherwise agreed in writing by the Company and the Executive), the Executive will be deemed to have resigned, without any further action by the Executive, from any and all officer and/or director positions that the Executive, immediately prior to such termination, (a) held with the Company or any of its subsidiaries and (b) held with any other entities at the direction of, or as a result of the Executive’s affiliation with, the Company or any of its subsidiaries. If for any reason this Section 4.5 is deemed to be insufficient to effectuate such resignations, then the Executive will, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations. In addition, the Executive hereby designates the Secretary or any Assistant Secretary of the Company and of any subsidiary to execute any such documents or instruments as the Executive’s attorney-in-fact to effectuate such resignations if execution by the Secretary or any Assistant Secretary of the Company or subsidiary is deemed by the Company or the subsidiary to be a more expedient means to effectuate such resignation or resignations.

4.6 Section 409A of the Code.

(a) If the Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of termination of employment, to the extent necessary to comply with Section 409A of the Code, any payment required under this Agreement shall be delayed for a period of six months after termination of employment pursuant to Section 409A of the Code, regardless of the circumstances giving rise to or the basis for such payment. Payment of such delayed amount shall be paid in a lump sum within 10 days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of the delayed amount, the amounts delayed on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

(b) For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary separation from service of Executive within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts to the maximum possible extent. Any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. In no event may the Executive, directly or indirectly, designate the calendar year of a payment.

(c) Notwithstanding anything contained herein to the contrary, in no event shall the Company have any liability in respect of any adverse tax consequences that the Executive may incur by reason of operation of Section 409A of the Code.

5. Confidentiality, Work Product and Non-Competition and Non-Solicitation. The Executive reaffirms his agreement to abide by the terms of the Confidentiality, Non-Competition, and Non-Solicitation Agreement dated as of August 5, 2015.

6. Miscellaneous.

6.1 Non-Disparagement. Each of the parties agree that during the Employment Period or at any time thereafter, such party will not make any statements, comments or communications in any form, oral, written or electronic to any Media or any other Person, which would constitute libel, slander or disparagement of the other party, including, without limitation, any such statements, comments or communications that criticize, ridicule or are derogatory to the Company or the Executive. The terms of this Section 6.1 shall not apply to communications: (a) between the Executive and the Executive’s attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute or rule of procedure; (b) with respect to any legal or arbitral proceedings; or (c) evaluations or comparisons made in the ordinary course of business that are factually accurate. The parties further agree that neither party will in any way solicit any such statements, comments or communications from others.

6.2 ARBITRATION. SUBJECT TO THE RIGHTS UNDER SECTION 6.3 HEREOF TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF, BINDING ARBITRATION SHALL BE THE EXCLUSIVE REMEDY FOR ANY AND ALL DISPUTES, CLAIMS OR CONTROVERSIES, WHETHER STATUTORY, CONTRACTUAL OR OTHERWISE, BETWEEN THE PARTIES HERETO ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY OR TERMINATION FROM THE COMPANY (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF DAMAGES, OR THE CALCULATION OF ANY BONUS OR OTHER AMOUNT OR BENEFIT DUE) (COLLECTIVELY, “DISPUTES”). THE PARTIES EACH WAIVE THE RIGHT TO A JURY TRIAL AND WAIVE THE RIGHT TO ADJUDICATE THEIR DISPUTES UNDER THIS AGREEMENT OUTSIDE THE ARBITRATION FORUM PROVIDED FOR IN THIS AGREEMENT, EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION AND OTHERWISE IN THIS AGREEMENT.

(a) Mediation First. In the event either party provides a notice of arbitration of any Dispute to the other party, the parties shall promptly proceed to make a good-faith effort to settle the Dispute by agreement, in a full-day, non-binding mediation with a mediator selected from a panel of mediators of JAMS. The mediation will be governed by JAMS mediation procedures in effect at the time of the mediation. The Company shall bear the costs for mediation, including the mediator’s fees; provided, however, that the parties shall each bear their own individual attorneys’ fees and costs for mediation. If for any reason JAMS cannot serve as the mediation administrator, the American Arbitration Association (“AAA”) shall serve as an alternative mediation administrator under the terms of this Agreement. The Executive may, but is not required to, be represented by counsel in mediation. Any mediators proposed for the panel provided for in this Section 6.2(a) must be available to serve in the Agreed Venue.

(b) General Arbitration Procedure. In the event that the parties fail to settle the Dispute at the mediation required by Section 6.2(a) of this Agreement, the parties agree to submit the Dispute for binding resolution to a single arbitrator selected from a panel of JAMS arbitrators. The arbitration will be governed by the JAMS Comprehensive Arbitration Rules and Procedures in effect at the time the arbitration is commenced, subject to the terms and modifications of this Agreement. If for any reason JAMS cannot serve as the arbitration administrator or cannot fulfill the panel requirements of the Arbitration Provision, the AAA shall serve as an alternative arbitration administrator under the terms of this Agreement.

(c) Arbitrator Selection. To select the arbitrator, the parties shall make their respective strikes from a panel of former judges and magistrates, to the extent available from JAMS (the “Panel”). Any arbitrators proposed for the Panel provided for in this Section 6.2(c) must be available to serve in the Agreed Venue. If the parties cannot agree upon an arbitrator from the Panel or if such a panel is not available from JAMS, then the parties will next make their respective strikes from the panel of all other JAMS arbitrators available to serve in the Agreed Venue.

(d) VENUE. THE PARTIES STIPULATE AND AGREE THAT THE EXCLUSIVE VENUE OF ANY SUCH ARBITRATION PROCEEDING (AND OF ANY OTHER PROCEEDING, INCLUDING ANY COURT PROCEEDING, UNDER THIS AGREEMENT) SHALL BE PHOENIX, ARIZONA (THE “AGREED VENUE”).

(e) Authority and Decision. The arbitrator shall have the authority to award the same damages and other relief that a court could award. The arbitrator shall issue a reasoned award explaining the decision and any damages awarded. The arbitrator’s decision will be final and binding upon the parties and enforceable by a court of competent jurisdiction. The parties will abide by and perform any award rendered by the arbitrator. In rendering the award, the arbitrator shall state the reasons therefor, including (without limitation) any computations of actual damages or offsets, if applicable.

(f) Fees and Costs. In the event of arbitration under the terms of this Agreement, the fees charged by JAMS or other arbitration administrator and the arbitrator shall be borne solely by the Company, regardless of which party prevails. Additionally, the Company will bear all other costs related to the arbitration, assuming such costs are not expenses that the Executive would be required to bear if he were bringing the action in a court of law, regardless of which party prevails. Otherwise, the parties shall each bear their own costs, expenses and attorneys’ fees incurred in the arbitration; provided, however, that the prevailing party shall be entitled to recover and have awarded its attorneys’ fees, costs, and any other expenses directly related to the arbitration, regardless of which party initiated the arbitration, in addition to any other relief to which it may be entitled. The Executive may, but is not required to, be represented by counsel in mediation or arbitration.

(g) Limited Scope. The following are excluded from binding arbitration under this Agreement: claims for workers’ compensation benefits or unemployment benefits; replevin; and claims for which a binding arbitration agreement is invalid as a matter of law.

6.3 Injunctive Relief. The parties hereto may seek injunctive relief in arbitration; provided, however, that as an exception to the arbitration agreement set forth in Section 6.2 hereof, the parties, in addition to all other available remedies, shall each have the right to initiate an action in any court of competent jurisdiction in order to request preliminary or temporary injunctive or other equitable relief regarding the terms of Sections 5 or 6.2 hereof pending final resolution of the matters, including permanent injunctive relief, from the arbitrator. The exclusive venue of any such proceeding shall be in the Agreed Venue. The parties agree (a) to submit to the jurisdiction of any competent court in the Agreed Venue, (b) to waive any and all defenses either party may have on the grounds of lack of jurisdiction of such court and (c) that neither party shall be required to post any bond, undertaking or other financial deposit or guarantee in seeking or obtaining such equitable relief. Evidence adduced in any such proceeding for an injunction may be used in arbitration as well. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies that a party hereto may have at law or in equity.

6.4 Post-Termination Assistance. During the Restricted Period, the Executive shall cooperate, at the reasonable request of the Company (a) in the transition of any matter for which the Executive had authority or responsibility during the Employment Period, or (b) with respect to any other matter involving the Company for which the Executive may be of material assistance.

6.5 Entire Agreement; Waiver. This Agreement and the Exhibits hereto contains the entire agreement between the Executive and the Company with respect to the subject matter hereof, and, as of the Effective Date, supersedes any and all other prior understandings or agreements, whether written or oral, including the offer letter from the Company to the Executive dated July 1, 2011 and the Original Employment Agreement. No modification or addition hereto or waiver or cancellation of any provision hereof shall be valid except by a writing signed by the party to be charged therewith. No delay on the part of any party to this Agreement in exercising any right or privilege provided hereunder or by law shall impair, prejudice or constitute a waiver of such right or privilege.

6.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to principles of conflict of laws.

6.7 Successors and Assigns; Binding Agreement. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the parties hereto and their Affiliates, heirs, personal representatives, successors and permitted assigns. This Agreement is a personal contract, and, except as specifically set forth herein, the rights and interests of the Executive herein may not be sold, transferred, assigned, pledged or hypothecated by any party without the prior written consent of the others. As used herein, the term “successor” as it relates to the Company, shall include, but not be limited to, any successor by way of merger, consolidation or sale of all or substantially all of such Person’s assets or equity interests.

6.8 Representation by Counsel; Independent Judgment. Each of the parties hereto acknowledges that (a) it or the Executive has read this Agreement in its entirety and understands all of its terms and conditions, (b) it or the Executive has had the opportunity to consult with any individuals of its or the Executive’s choice regarding its or the Executive’s agreement to the provisions contained herein, including legal counsel of its or the Executive’s choice, and any decision not to was the Executive’s or its alone and (c) it or the Executive is entering into this Agreement of its or the Executive’s own free will, without coercion from any source, based upon its or the Executive’s own independent judgment.

6.9 Interpretation. The parties and their respective legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against any of the parties on the ground that the Executive, it, or the Executive’s or its counsel was the drafter thereof.

6.10 Survival. The provisions of Sections 4, 5 and 6, as applicable, hereof shall survive the termination of this Agreement.

6.11 Notices. All notices and communications hereunder shall be in writing and shall be deemed properly given and effective when received, if sent by facsimile or e-mail, or by postage prepaid registered or certified U.S. mail, return receipt requested, or by other delivery service which provides written evidence of delivery, as follows:

If to the Company, to:

Sprouts Farmers Market, Inc.

5455 East High Street, Suite 111

Phoenix, Arizona 85054

Attention: Chief Legal Officer

Facsimile: (480) 339-5997

E-mail: brandonlombardi@sprouts.com

with a copy (which shall not constitute notice) to:

Morgan Lewis & Bockius

101 Park Avenue

New York, NY 10178

Attention: Gary Rothstein, Esq.

Facsimile: (212) 309-6001

E-mail: grothstein@morganlewis.com

If to the Executive, to the most recent address on file with the Company.

or to such other address as one party may provide in writing to the other party from time to time.

6.12 No Conflicts. The Executive represents and warrants to the Company that his acceptance of employment and the performance of his duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which he is or was a party or of which he is aware and that there are no restrictions, covenants, agreements or limitations on his right or ability to enter into and perform the terms of this Agreement.

6.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile or e-mailed transmission of any signed original document or retransmission of any signed facsimile or e-mailed transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

6.14 Captions. Paragraph headings are for convenience only and shall not be considered a part of this Agreement.

6.15 No Third Party Beneficiary Rights. Except as otherwise provided in this Agreement, no entity shall have any right to enforce any provision of this Agreement, even if indirectly benefited by it.

6.16 Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under Federal, state or local law and any additional withholding to which Executive has agreed in writing.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement, intending it as a document under seal, to be effective for all purposes as of the Effective Date.

THE COMPANY

Sprouts Farmers Market, Inc., a Delaware corporation

By:	/s/ Steven Townsend
Name:	Steven Townsend
Title:	Chairman of the Compensation Committee of the Board of Directors

THE EXECUTIVE

/s/ Amin N. Maredia
Name:	Amin N. Maredia